UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

DIGITAS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 Boylston Street

Boston, Massachusetts 02199

April 5, 2005

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Digitas Inc. (“Digitas” or the “Company”) to be held on Thursday, May 12, 2005, at 10:30 A.M. local time, at the Company’s headquarters on the eighteenth floor of the Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199.

The Annual Meeting has been called for the purpose of (i) electing two Class II directors for a three-year term, (ii) approving the adoption of the 2005 Employee Stock Purchase Plan, (iii) ratifying the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005, and (iv) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed Thursday, March 17, 2005, as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors of Digitas recommends that you vote “FOR” the election of each nominee of the Board of Directors as directors of the Company, the approval of the adoption of the 2005 Employee Stock Purchase Plan and the ratification of Ernst & Young LLP as independent auditors.

Please use this opportunity to take part in the affairs of Digitas. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy or vote electronically via the Internet or by telephone.

On behalf of the Board of Directors, I would like to express our appreciation for your interest in Digitas.

Sincerely,

David W. Kenny

Chairman of the Board of Directors

and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 12, 2005

Notice is hereby given that the Annual Meeting of Stockholders of Digitas Inc. (the “Company”) will be held on Thursday, May 12, 2005, at 10:30 A.M. local time, at the Company’s headquarters on the eighteenth floor of the Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199 (the “Annual Meeting”) for the purpose of considering and voting upon:

1.	The election of two Class II directors to hold office until the Company’s 2008 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	The approval of the adoption of the 2005 Employee Stock Purchase Plan.

3.	The ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year ending December 31, 2005.

4.	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed March 17, 2005 as the record date for determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Only holders of record of Common Stock at 5:00 P.M. local time on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 MIDNIGHT BOSTON TIME ON MAY 11, 2005. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

By Order of the Board of Directors

Ernest W. Cloutier

Secretary

Boston, Massachusetts

April 5, 2005

800 Boylston Street

Boston, Massachusetts 02199

(617) 867-1000

Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, May 12, 2005

Solicitation of Proxies

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, May 12, 2005, at 10:30 A.M. local time, at the headquarters of Digitas Inc. (“Digitas” or the “Company”) on the eighteenth floor of the Prudential Tower, 800 Boylston Street, Boston, Massachusetts 02199. This proxy statement and the accompanying proxy card are being mailed to stockholders on or about April 5, 2005.

Information about the Annual Meeting

Who Can Vote

Stockholders of record at the close of business on March 17, 2005 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of March 17, 2005, there were 89,289,279 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Voting by Proxy

All of the Company’s stockholders may vote by mail or in person at the Annual Meeting. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given, properly executed proxies will be voted “FOR” the election of each nominee for director listed in this proxy statement, “FOR” the approval of the 2005 Employee Stock Purchase Plan and “FOR” the ratification of Ernst & Young LLP as the Company’s independent auditors. The Board of Directors is not aware of any other issue which may properly be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Most of the Company’s stockholders may also vote their shares by telephone or by using the Internet. If you vote by telephone or by using the Internet, you do not need to return your proxy card. The instructions for voting by telephone or by using the Internet can be found with your proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revoking a Proxy

You may revoke your proxy at any time before it is voted on any matter by voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy) or at any time prior to the meeting:

•	By delivering a written notice to the Secretary of the Company;

•	By delivering an authorized proxy with a later date; or

•	By voting by telephone or over the Internet at a later date.

Number of Votes

All stockholders have one vote per share of Common Stock held. Holders of the Company’s Common Stock are not entitled to vote cumulatively for the election of directors.

Quorum

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary power to vote such shares) will be counted for the purpose of determining whether a quorum is present for the transaction of business at the meeting.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These “broker non-votes” will be considered shares not present and, therefore, not entitled to vote on that matter, although these shares will be considered present and entitled to vote for other purposes, including to determine whether a quorum is present at the meeting. Broker non-voting shares will not affect the determination of the outcome of the vote on any matter to be decided at the Annual Meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business; but will not affect the determination of the outcome of the vote on any matter to be decided at the annual meeting.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify stockholders are independent and are not employees of the Company.

Proposal 1—Election of Directors (Item 1 on Proxy Card)

The Company’s Board of Directors is divided into three classes, with members of each class holding office for three-year terms, with one class being elected at each annual meeting. There are currently two Class II directors, whose term of office will continue until the 2005 annual meeting of stockholders, three Class III directors, whose term of office will continue until the 2006 annual meeting of stockholders and three Class I directors, whose term of office will continue until the 2007 annual meeting of stockholders (in all cases, subject to the election and qualification of their successors or their earlier death, resignation or removal).

At the Annual Meeting, the persons named in the enclosed proxy intend to vote the shares represented by each properly executed proxy for the election of Arthur Kern and Gail J. McGovern as Class II directors, unless authority to vote for the election of the nominee is withheld by marking the proxy to that effect. Mr. Kern and Ms. McGovern are currently directors of the Company. Your proxy cannot be voted for a greater number of directors than two, the number of nominees named by the Board of Directors.

The Class II directors elected will hold office until Digitas’ annual meeting of stockholders to be held in 2008 and until their successors are elected and qualified. Each nominee has indicated his or her willingness to serve, if elected; however, if the nominee should be unable or unwilling to stand for election, the person acting under the proxy may vote the shares represented by each properly executed proxy for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected.

Vote Required for Approval

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of each nominee as a director of the Company. Abstentions and broker non-votes will not be counted and will have no effect on the election of directors but will be counted for the purpose of establishing a quorum.

Information Concerning Directors

All of the Company’s directors are listed below with their principal occupation and business experience for at least the past five years, the names of other publicly held companies of which they serve as a director, and their age and length of service as a director of the Company.

NOMINEES FOR TERM EXPIRING IN 2008 (CLASS II DIRECTORS)

Arthur Kern, Age 58, Director since 1999

Private Investor

Prior to investing in media and marketing services companies, Mr. Kern was co-founder and Chief Executive Officer of American Media, a group owner of commercial radio stations sold to AMFM (now part of Clear Channel Communications) in 1994. He holds a B.A. from Yale University. He also serves on the board of directors of Yahoo!, Inc., a global Internet company.

Gail J. McGovern, Age 53, Director since 2004

Professor of Management Practice, Harvard Business School

Prior to joining Harvard University in June 2002 as a Professor of Management Practice, Ms. McGovern was president of Fidelity Personal Investments, a unit of Fidelity Investments. Ms. McGovern joined Fidelity in September 1998 as president of Distribution and Services. Previously she was Executive Vice President of the Consumer Markets Division at AT&T. Ms. McGovern received a degree in theoretical mathematics from Johns Hopkins University and an MBA from Columbia University. She is a member of the board of trustees of Johns Hopkins University, the board of directors of the Hartford Financial Services Group, and the board of directors of DTE Energy.

DIRECTORS WHOSE TERMS EXPIRE IN 2006 (CLASS III DIRECTORS)

Gregor S. Bailar, Age 41, Director since 2001

Executive Vice President and Chief Information Officer, Capital One Financial Corp.

Mr. Bailar joined Capital One Financial, a financial services company, in November 2001 as Executive Vice President and Chief Information Officer, and is responsible for all technology activities for Capital One’s businesses globally. Prior to joining Capital One, Mr. Bailar served as Chief Information Officer and Executive Vice President for Operations and Technology for the National Association of Securities Dealers/The Nasdaq Stock Market, from January 1998 until October 2001. From May 1997 until January 1998, Mr. Bailar was Managing Director and Vice President of Advanced Development, Global Corporate Banking, for Citicorp N.A. Mr. Bailar served as Chief Technology Architect and Director of Enterprise Technology, and Division Executive of Global Relationship Banking for Citicorp, N.A. from May 1994 to April 1997. He holds a degree in Electrical Engineering and Computer Science from Dartmouth College. He also serves on the board of directors for Red Oak Software.

Michael E. Bronner, Age 45, Director since 1980

Founder and Chairman, Upromise, Inc. (a college savings network)

Mr. Bronner is Founder and Chairman of Upromise, Inc., a college savings network. He also founded Digitas Inc. in 1980, serving as its Chief Executive Officer until September 1997 and as its Chairman until January 1999.

Philip U. Hammarskjold, Age 40, Director since 1999

Managing Director, Hellman & Friedman LLC (private equity investment firm)

Mr. Hammarskjold joined Hellman & Friedman LLC in 1992, became a partner in January 1996, and has served as a Managing Director of Hellman & Friedman LLC since January 1998. He holds a B.S.E. from Princeton University and an M.B.A. from Harvard Business School. He also serves on the board of directors of Upromise, Inc. and Texas Genco LLC.

DIRECTORS WHOSE TERMS EXPIRE IN 2007 (CLASS I DIRECTORS)

Robert R. Glatz, Age 50, Director since 2003

Private Investor and Retired Global Managing Partner, Corporate Development, PricewaterhouseCoopers Consulting

Mr. Glatz served as the Global Managing Partner, Corporate Development, of PricewaterhouseCoopers (PwC) Consulting from July 2001 until the sale of the business in October 2002. Prior to that assignment, Mr. Glatz served in the same role for all lines of business within PwC, overseeing acquisition, joint venture, alliance, and divestiture activities. Mr. Glatz began his career on the Price Waterhouse (PW) audit staff and later spent over ten years in the tax practice. He held leadership roles in both the tax and consulting businesses and also served as a member of the Management Committee of PW. He holds a degree in accounting from The Ohio State University and is a certified public accountant.

David W. Kenny, Age 43, Director since 1997

Chairman and Chief Executive Officer of Digitas Inc.

Mr. Kenny joined the Company as Vice Chairman in January 1997. He was named Chief Executive Officer in August 1997 and Chairman in January 1999. From 1991 to 1997, Mr. Kenny was a partner at Bain & Company, a strategy consulting firm, and was named to its Policy Committee in 1995. He holds a B.S. degree from the General Motors Institute (now Kettering University) and an M.B.A. from Harvard Business School. Mr. Kenny also serves on the board of directors of The Corporate Executive Board and on the board of directors of Teach for America.

Joseph R. Zimmel, Age 51, Director since 2004

Retired Managing Director, Goldman, Sachs & Co.

Mr. Zimmel served on the board of directors of Modem Media, Inc. from May 4, 1999 until he joined the Digitas Board of Directors in October 2004. Mr. Zimmel is currently a private investor. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. Prior to that engagement, Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas in the investment banking division at Goldman, Sachs & Co., from 1999 to 2001. Mr. Zimmel served as a Managing Director and the head of that group from 1992 to 1999. Mr. Zimmel also serves on the board of directors of CenturyTel, Inc.

Recommendation

The Board of Directors recommends that the stockholders vote FOR the election of the nominees as directors of the Company.

Committees of the Board of Directors

The Board of Directors of the Company held nine meetings in 2004. During 2004, each of the directors attended at least 75 percent of the total number of meetings of the Board and of the committees of the Board for which he or she was a member. The Board of Directors has determined that each of Messrs. Bailar, Bronner, Hammarskjold, Glatz, Kern, and Zimmel and Ms. McGovern is an “independent director” in accordance with the applicable Nasdaq listing requirements. Therefore, the Company currently has a majority of “independent directors”. The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee.

The Audit Committee is a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Between January 1, 2004 and February 21, 2005, the Audit Committee consisted of Philip Hammarskjold, its chairman, Gregor Bailar and Arthur Kern. On February 22, 2005, Robert Glatz joined the Audit Committee. The Board of Directors has determined that Messrs. Bailar, Glatz, Hammarskjold and Kern are “independent” as defined in The Nasdaq Stock Market’s Marketplace Rules. The Audit Committee held eight meetings in 2004. The Audit Committee oversees the accounting, auditing, and financial reporting processes of the Company as well as the Company’s compliance with applicable laws, rules and regulations. Each year, it recommends to the Board a firm of independent public accountants to serve as the Company’s auditors. The Audit Committee reviews with such auditors the scope and results of their audit, fees for their services, and their independence with respect to the Company. The Audit Committee also establishes and periodically reviews the Company’s procedures for handling complaints regarding accounting policies and internal accounting controls. On February 22, 2005, the Board of Directors determined that at least one member of the Audit Committee, Mr. Glatz, qualifies as an “audit committee financial expert” under the Exchange Act by means of his experience identified in this proxy statement under “Information Concerning Directors.” The Board of Directors has also determined that he is “independent” under the Exchange Act and as defined in the Nasdaq Stock Market’s Marketplace Rules. From April 2004 to February 2005, Mr.Hammarskjold served as the audit committee financial expert. The charter for the Audit Committee is available on the Company’s website at www.digitasinc.com.

From January 1, 2004 to February 26, 2004, the Compensation Committee consisted of Gregor Bailar, its chairman, Arthur Kern, and Patrick Healy. On February 26, 2004, Mr. Healy ceased to be a member of the Compensation Committee in connection with his resignation from the Board of Directors. On May 13, 2004, Gail McGovern joined the Compensation Committee. The Board of Directors has determined that each of Messrs. Bailar and Kern and Ms. McGovern is “independent” as defined in The Nasdaq Stock Market’s Marketplace Rules. The Compensation Committee held six meetings in 2004. It is responsible for reviewing and recommending to the Board of Directors the amount and type of consideration to be paid to senior management, administering the Company’s stock plans and establishing general policies relating to the compensation and benefits of employees. The Compensation Committee also recommends compensation policies and amounts for the Board of Directors. Members of the Compensation Committee conferred regularly with the Chief Executive Officer and the Chief People Officer on issues of incentive compensation and recruiting. The charter for the Compensation Committee is available on the Company’s website at www.digitasinc.com.

Since January 1, 2004 the Nominating and Corporate Governance Committee (the “Nominating Committee”), consisted of Michael Bronner, Philip Hammarskjold and Arthur Kern, its chairman. The Board of Directors has determined that Messrs. Bronner, Hammarskjold and Kern are “independent” as defined in The Nasdaq Stock Market’s Marketplace Rules. The Nominating Committee held three meetings in 2004. It is responsible for recommending to the Board of Directors of the Company criteria for membership on the Board of Directors, identifying individuals qualified to serve on the Board of Directors and recommending individuals for selection by the Board of Directors as director nominees for election at each annual meeting of the Company’s stockholders. The Nominating Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company and overseeing the annual evaluation of the Board of Directors. The charter for the Nominating Committee (the “Nominating Committee Charter”) is available on the Company’s website at www.digitasinc.com.

The Nominating Committee has a policy that it will review and evaluate the qualifications of any director candidates who have been recommended by stockholders of the Company in compliance with the policies set forth in the Nominating Committee Charter. According to this policy, any stockholder submitting a recommendation for a director candidate must submit it to the Secretary of the Company at the Company’s corporate headquarters not later than the 120th calendar day before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. The Secretary of the Company will forward all recommendations to the Nominating Committee. The stockholder’s recommendation must include information required by the Nominating Committee Charter, including information about the stockholder making the recommendation and about the proposed director candidate. The Nominating Committee believes that any nominee that it recommends for a position on the Company’s Board of Directors must possess the highest personal and professional integrity, exceptional ability and judgment and such other characteristics as it deems appropriate to demonstrate that he or she would be highly effective, in conjunction with the other directors and nominees for director, in serving the best interest of the Company’s stockholders. The Nominating Committee may solicit recommendations for director nominees from non-management directors, the Company’s Chairman, Chief Executive Officer or other executive officers, third-party search firms or any other source that it deems appropriate. To evaluate any potential nominee, the Nominating Committee will review and evaluate the qualifications of any proposed director candidate and conduct inquiries into his or her background to the extent that it deems appropriate under the circumstances. In identifying and evaluating proposed director candidates, the Nominating Committee may consider, in addition to the criteria approved by the Board, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. All proposed director candidates will be evaluated in the same manner, regardless of the source of the initial recommendation.

From January 1, 2004 until April 27, 2004 the Board had an Executive Committee, whose members were David Kenny and Philip Hammarskjold. On April 27, 2004 the Board of Directors voted to dissolve the Executive Committee. The Executive Committee did not meet in 2004. Between regularly scheduled meetings of the Board of Directors, the Executive Committee was vested with all powers and authority of the Board of Directors in the management of the business and affairs of the Company that may lawfully be delegated to a committee of the Board of Directors under Delaware law.

The Company does not have a policy with respect to directors’ attendance at the Company’s annual meeting of stockholders. Two members of the Company’s Board of Directors attended the 2004 annual meeting of stockholders. The Board of Directors provides a process for stockholders to directly and confidentially communicate with it. Information regarding this process appears in the Code of Conduct adopted by the Company’s Board of Directors, which is available on the Company’s website at www.digitasinc.com.

Compensation of Directors

Company employees are not compensated for serving on the Board of Directors or committees of the Board. The Company’s Board of Director compensation plan is reviewed annually. Under the Company’s current Board of Director compensation plan, which has been in effect since May, 2004, non-employee directors will each receive annual cash compensation of $25,000 and options to purchase common stock of the Company under the Company’s 2000 Stock Option and Incentive Plan equal in value to $25,000 using a Black-Scholes option pricing model calculation. In addition, non-employee directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending the meetings of the Board of Directors.

The table below sets forth information concerning the grant of non-qualified options to purchase shares of Company Common Stock to non-employee Directors of the Company.

Name	Grant Date	Number of Securities Underlying the Options Granted	Per Share Exercise Price	Date Exercisable
Arthur Kern	6/1/99	156,000	$2.52	6/1/02
Michael E. Bronner	12/2/99	156,000	$8.75	12/2/02
Arthur Kern	3/1/01	10,000	$4.9375	3/1/04
Michael E. Bronner	3/1/01	10,000	$4.9375	3/1/04
Gregor Bailar	11/14/01	30,000	$2.19	11/14/04
Arthur Kern	1/2/02	10,000	$3.90	1/2/05
Michael E. Bronner	1/2/02	10,000	$3.90	1/2/05
Gregor Bailar	1/2/02	10,000	$3.90	1/2/05
Arthur Kern	6/1/04	4,630	$9.47	6/1/04
Michael E. Bronner	6/1/04	4,630	$9.47	6/1/04
Gregor Bailar	6/1/04	4,630	$9.47	6/1/04
Robert R. Glatz	6/1/04	3,056	$9.47	6/1/04
Gail J. McGovern	6/1/04	1,528	$9.47	6/1/04
Philip U. Hammarskjold	6/1/04	1,296	$9.47	6/1/04

Executive Officers

The names and ages of all executive officers of the Company and, unless previously set forth above, the principal occupation and business experience for at least the last five years for each are set forth below.

Name	Age	Position

David W. Kenny	43	Chairman and Chief Executive Officer

Laura W. Lang	50	President, Digitas LLC

Martin F. Reidy	47	President, Modem Media, Inc.

Anne S. Drapeau	38	Executive Vice President, Chief People Officer

Cella M. Irvine	47	Executive Vice President, Chief Administrative Officer

Brian K. Roberts	34	Senior Vice President, Chief Financial and Accounting Officer

Ernest W. Cloutier	32	Senior Vice President, General Counsel and Secretary

Laura W. Lang was elected President of Digitas LLC, a wholly owned subsidiary agency of the Company, effective July 1, 2004 after serving as President of Digitas LLC’s New York and Chicago offices since January 1, 2003. Ms. Lang joined the Company in April 1999 as an Executive Vice President of Marketing. Ms. Lang currently serves on the board of directors of Benchmark Electronics, Inc. Ms. Lang holds a B.A. from Tufts University and an M.B.A. from University of Pennsylvania Wharton School of Business.

Martin F. Reidy was elected President, Modem Media, Inc., a wholly owned subsidiary agency of the Company, on October 15, 2004 after serving as President of Digitas’ San Francisco office since January 1, 2004. Prior to joining the Company, Mr. Reidy was President and Chief Executive Officer of R/GA, Interpublic Group’s interactive agency from 1996 to 2003. Mr. Reidy holds a B.A. from the University of California at Berkeley and an M.B.A. from the University of Pennsylvania Wharton School of Business.

Anne S. Drapeau was elected Executive Vice President in October, 2004 after being appointed Chief People Officer of the Company on May 16, 2002. Ms. Drapeau joined the Company in March 1997 as a Senior Manager in eDialogue and was promoted to Senior Vice President in 2000. Ms. Drapeau holds a B.A. from Bucknell University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

Cella M. Irvine joined the Company on March 31, 2005 as Executive Vice President and Chief Administrative Officer. Prior to joining the Company, Ms. Irvine was Chief Operations Officer of Marsh Placement, Inc., a business unit of Marsh Inc., from April 2004 to March 2005. Ms. Irvine joined Marsh Inc. in 2001 as head of strategic planning. From April 1996 to December 1999, Ms. Irvine was general manager of New York Sidewalk, Microsoft’s internet-based local media venture. Ms. Irvine holds a B.A. from Cornell and an M.B.A. from Harvard Business School.

Brian K. Roberts was elected Chief Financial Officer effective February 1, 2005 after being appointed Chief Accounting Officer in August 2003. Mr. Roberts joined the Company in June 2001 as Senior Vice President and Controller. Prior to joining the Company, from January 2000 to June 2001, Mr. Roberts was Vice President of Finance at Idiom Technologies, Inc., a software and services provider. From 1997 through 1999, Mr. Roberts was U.S. Controller for The Monitor Group, a management consulting firm. Mr. Roberts received his B.S. in Accounting and Finance from Boston College. He is a certified public accountant in Massachusetts.

Ernest W. Cloutier was elected General Counsel and Secretary on May 13, 2004 after serving the Company as Senior Vice President and Assistant General Counsel since October 2003. He joined the Company in October 2000 as Vice President and Assistant General Counsel. Prior to his appointment at Digitas, Mr. Cloutier was an associate at the Boston office of Goodwin Procter LLP where his practice included public company representation, mergers and acquisitions and corporate governance. Mr. Cloutier holds a B.A. from Bates College and a J.D. from Washington College of Law at The American University.

Each of the officers holds his or her respective office until the regular annual meeting of the Board of Directors following the annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter (the “Audit Committee Charter”) adopted by the Board.

The Audit Committee has prepared the following report for inclusion in this proxy statement:

The Audit Committee has reviewed and discussed the Company’s December 31, 2004 audited financial statements with management and with Ernst & Young LLP, the Company’s independent auditors. The Audit Committee also has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees) as amended by Statement on Auditing Standards No. 90 (audit committee communications). In addition, the Audit Committee has also received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standards No. 1 (Independence Discussions with the Audit Committee) and has discussed with Ernst & Young LLP their independence from the Company. The Audit Committee also considered whether the auditors’ provision of non-audit services to the Company is compatible with the independence of Ernst & Young LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

While the Audit Committee oversees the Company’s financial reporting process for the Board of Directors consistent with the Audit Committee Charter, management has primary responsibility for this process including the Company’s system of internal control, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. In addition, the Company’s independent auditors and not the Audit Committee are responsible for auditing those financial statements.

Respectfully submitted,

The Audit Committee

Gregor S. Bailar

Robert R. Glatz

Philip U. Hammarskjold

Arthur Kern

Fees Paid to Independent Auditors

The following table sets forth information regarding aggregate fees paid to Ernst & Young LLP for the fiscal years ended December 31, 2004 and 2003, respectively:

	2004		2003
Audit Fees	$778,263	(1)	$375,027	(2)
Audit-Related Fees	$352,730	(3)	$69,400	(4)
Tax Fees	$260,094	(5)	$227,249	(6)
All Other Fees	—		—

Total	$1,391,087	(7)	$671,676

(1)	Principally includes the annual audit, quarterly reviews, fees related to the acquisition of Modem Media, Inc., fees related to assistance with SEC registration requirements and fees related to the attestation of management’s report on the effectiveness of internal control over financial reporting.

(2)	Principally includes the annual audit, quarterly reviews and fees related to assistance with SEC registration requirements.

(3)	Principally audits of employee benefit plans, accounting advice related to the acquisition of Modem Media, Inc., fees related to assisting the Company in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations and other accounting advice.

(4)	Principally audits of employee benefit plans, accounting advice regarding acquisitions and other related services with respect to internal controls.

(5)	Principally tax compliance and international restructuring services (including U.S. federal and international returns), tax fees related to the acquisition of Modem Media, Inc. and tax examination services.

(6)	Principally tax compliance and international restructuring services (including U.S. federal and international returns) and tax examination assistance.

(7)	Across audit, audit-related and tax fees, total fees included approximately $440,000 related to the acquisition of Modem Media, Inc. and approximately $436,000 related to compliance with Company’s obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.

“Audit Related Fees” are for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements. Of the services described in the preceding table, all of such services were approved by the Audit Committee. The Audit Committee has considered whether the provision of such services, including non-audit services, by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence and has concluded that it is.

According to policies adopted by the Audit Committee and ratified by the Company’s Board of Directors, to ensure compliance with the Securities and Exchange Commission’s rules regarding auditor independence, any services to be provided by the Company’s independent auditor must be pre-approved by the Audit Committee. The Audit Committee reviews and pre-approves on an annual basis various types of services that may be performed by the independent auditor within specified budget limitations and without specific approval of each engagement. Any services that are not within the scope of those services or budget limitations require approval by the Audit Committee with respect to each engagement.

Each request for services to be provided by the independent auditor must be reviewed by either the Company’s Chief Financial Officer or Chief Accounting Officer to determine whether the engagement requires specific approval or falls within the scope and budget of an already pre-approved type of service. Any request for services that are not already pre-approved or exceed a pre-approved budget must be submitted to the Audit Committee for pre-approval by both the independent auditor and the Chief Financial Officer or Chief Accounting Officer along with a joint statement about whether the provision of services would be consistent with the Securities and Exchange Commission’s rules on auditor independence.

Security Ownership of Executive Officers and Directors

The table below reflects the number of shares of Common Stock beneficially owned by the Chief Executive Officer, the four other most highly paid executive officers, one additional former executive officer of the Company who would have been among the four other most highly compensated executive officers of the Company had he been an executive officer on December 31, 2004, the directors, and all directors and executive officers of the Company as a group as of March 17, 2005. Unless otherwise noted, the business address of the listed beneficial owner is c/o Digitas Inc., 800 Boylston Street, Boston, Massachusetts 02199.

Beneficial Owner(1)	Number of shares of Common Stock	Percent of Class (%)
DIRECTORS AND NAMED EXECUTIVE OFFICERS

David W. Kenny(2)	6,740,459	7.0
Laura W. Lang (3)	570,577	*
Jeffrey J. Cote(4)	26,561	*
Robert L. Cosinuke(5)	696,568	*
Martin F. Reidy(6)	31,250	*
Anne S. Drapeau(7)	161,499	*
Michael E. Bronner(8)	1,685,895	1.9
Gregor Bailar(9) Capital One Financial Corp. 2980 Fairview Park Drive Falls Church, VA 22042	44,630	*
Arthur Kern(10)	368,426	*
Philip U. Hammarskjold(11) Hellman & Friedman LLC One Maritime Plaza, Suite 1200 San Francisco, CA 94111	91,513	*
Gail J. McGovern(12)	1,528	*
Robert R. Glatz(13)	3,056	*
Joseph R. Zimmel(14)	46,200	*
All executive officers and directors, as a group (13 persons)(15)	9,865,615	10.1

*	Less than 1%

Table Footnotes

(1)	The number of shares of Common Stock beneficially owned by each stockholder is determined according to Rule 13d-3 issued pursuant to The Securities Exchange Act of 1934. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of Common Stock includes (1) any shares as to which the individual has sole or shared voting or investment authority and (2) any shares underlying options that are currently exercisable or become exercisable within 60 days. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 17, 2005 were deemed to be outstanding. We did not deem such shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

(2)	Includes 1,000 shares held by Mr. Kenny, and options held by Mr. Kenny that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 6,739,459 shares.

(3)	Includes 586 shares held by Ms. Lang, and options held by Ms. Lang that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 569,991 shares.

(4)	Includes options held by Mr. Cote that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 26,561 shares.

(5)	Includes 1,041 shares held by Mr. Cosinuke, and options held by Mr. Cosinuke that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 695,527 shares.

(6)	Includes options held by Mr. Reidy that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 31,250 shares.

(7)	Includes 893 shares held by Ms. Drapeau, and options held by Ms. Drapeau that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 160,606 shares.

(8)	Includes 883,548 shares held by Mr. Bronner and 621,717 shares held by the Bronner Irrevocable Trust, a trust for the benefit of Mr. Bronner’s minor children of which Mr. Bronner’s spouse is co-trustee as to which Mr. Bronner disclaims beneficial ownership. Includes options held by Mr. Bronner that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 180,630 shares.

(9)	Includes options held by Mr. Bailar that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 44,630 shares.

(10)	Includes 167,796 shares held by the Arthur Kern Revocable Trust of which Arthur Kern has sole dispositive and voting power, 20,000 shares held by American Media Management Inc., a corporation controlled by Mr. Kern, and options held by Mr. Kern that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 180,630 shares.

(11)	Includes 90,217 shares held by Mr. Hammarskjold and options held by Mr. Hammarskjold that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 1,296 shares.

(12)	Includes option held by Ms. McGovern that is currently exercisable or will become exercisable within 60 days of March 17, 2005 for 1,528 shares.

(13)	Includes option held by Mr. Glatz that is currently exercisable or will become exercisable within 60 days of March 17, 2005 for 3,056 shares.

(14)	Includes options held by Mr. Zimmel that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 46,200 shares.

(15)	Includes options to purchase 8,060,955 shares of Common Stock that are currently exercisable or will become exercisable within 60 days of March 17, 2005. Includes 12,473 shares held by Ernest Cloutier, and options held by Mr. Cloutier that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 39,075. Includes 6,430 shares held by Brian Roberts, and options held by Mr. Roberts that are currently exercisable or will become exercisable within 60 days of March 17, 2005 for 62,604. Excludes Mr. Cote and Mr. Cosinuke who were not executive officers as of March 17, 2005.

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors consists of Messrs. Bailar and Kern and Ms. McGovern. Each of them is a non-employee director of the Company who qualifies as “independent” under The Nasdaq Stock Market’s Marketplace Rules. The Compensation Committee is responsible for approving executive officer compensation and for administering compensation and benefit plans for senior executives. Executive compensation programs are structured to provide overall levels of compensation opportunity that are competitive with the Company’s industry, as well as a broader spectrum of companies of comparable size and complexities. The objectives of the Company’s executive compensation programs are to:

•	attract and retain highly talented executives;

•	link rewards to performance at various levels in the organization including company, unit and individual performance; and

•	drive favorable returns and value for its shareholders.

A mix of compensation components is provided to executives to achieve these objectives. The components of the Company’s Executive Compensation Program are base salary, short-term incentive compensation through an annual cash bonus and long-term incentive compensation through grants of stock equity.

Base Salary

Salaries of executive officers are derived through a combination of external and internal factors. Through a comparison of competitive industry practice conducted by an independent compensation consultant as well as an assessment of each executive’s performance, scope and impact of his or her job, and the performance of the Company, Mr. Kenny recommends to the Compensation Committee a base salary for each executive officer. In 2004 base salaries of select senior executives were increased to reflect new and expanded roles and responsibilities. Salaries of newly hired executive officers reflect what the Compensation Committee believes is competitive and necessary in order to attract truly outstanding individuals instrumental to furthering the Company’s growth.

Annual Cash Bonus

The purpose of the Executive Annual Bonus Plan is to motivate and reward the Company’s executives for attainment of the Company’s annual financial goals, achievement of financial performance and operating objectives of each executive’s unit, and the individual performance of the executive. Bonus targets are established in the beginning of each year by role and reflect competitive industry practice. The bonus payable to each executive is adjusted upward or downward from the target based upon actual performance against the performance metrics. All bonuses for the Company’s executive officers are reviewed and approved by the Compensation Committee.

Stock Based Incentives

The Company’s 2000 Stock Option and Incentive Plan (the “Plan”) provides for grants of stock based incentives to all employees of the Company. However, the Plan provides for significant grants to executives of the Company who are in a position to make major contributions to the Company’s growth and profitability. In 2004 stock options were granted to Senior Vice Presidents and above, including the Company’s executive officers, based on stock option guidelines for their respective positions and an evaluation of their long-term potential with the Company. Option grants for our most senior executives were made upon the completion of a competitive study conducted by an independent compensation consultant. New employees have received grants upon hiring and additional stock options are typically granted when an employee is promoted.

Historically the Company has relied on stock options as the means to provide long term incentives to its executives. Beginning in 2005, the Company intends to utilize restricted stock as the primary mechanism for delivering long term incentives. Stock options will continue to be granted on a more selective basis, primarily when an executive is first hired or when an executive is promoted.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan also assists in retaining and attracting executive employees by providing them with tax deferred savings opportunities. Under the Deferred Compensation Plan, a select group of executives and highly compensated employees, including the Company’s executive officers, may defer up to 100% of their base salary and incentive cash compensation.

CEO Compensation

The compensation of Mr. Kenny, who serves as the Company’s Chief Executive Officer, is managed under the same set of compensation objectives and programs as the other executive officers. In 2004 Mr. Kenny’s base salary did not change from the prior year. Mr. Kenny’s 2004 annual bonus reflects his outstanding accomplishments against goals including successful execution against the long term growth strategy of the Company.

IRS Limits on Tax Deductibility of Compensation

The Securities and Exchange Commission requires that this report comment upon the Company’s policy with respect to Section 162(m) of the Internal Revenue Code of 1986, under which the Company may not deduct certain forms of compensation in excess of one million dollars paid to an executive officer listed in the Summary Compensation Table unless certain requirements are met. The Committee’s policy is to balance the deductibility of compensation with the need to provide appropriate and competitive financial rewards to Company executives.

Respectfully submitted,

The Compensation Committee

Gregor S. Bailar

Arthur Kern

Gail J. McGovern

Summary Compensation

The following table sets forth information concerning compensation for services rendered in all capacities awarded to, earned by or paid to, the Company’s Chief Executive Officer and the four other most highly compensated executive officers of the Company as of December 31, 2004, as well as one additional former executive officer of the Company who would have been among the four other most highly compensated executive officers of the Company had he been an executive officer on December 31, 2004, each of whom earned in excess of $100,000 in salary and bonus during fiscal year 2004 (the “Named Executive Officers”).

Summary Compensation Table

						Long-term Compensation			All Other Compensation ($)
		Annual Compensation				Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
David W. Kenny Chairman and Chief Executive Officer	2004 2003 2002	562,500 562,500 500,000	402,188 367,000 353,000		__ — —	__ — —	100,000 -0- 47,714	— — —	9,795 9,540 8,240	(1) (2) (3)
Laura W. Lang President, Digitas LLC	2004	450,000	285,047		__	__	150,000	—	44,037	(4)
Jeffrey J. Cote Former Chief Financial Officer and Chief Administrative Officer (5)	2004 2003 2002	425,000 412,500 300,000	194,119 220,429 137,860		__ __ __	__ __ __	125,000 -0- 28,854	__ __ __	9,795 9,540 7,104	(6) (7) (8)
Robert L. Cosinuke Executive Vice President and President of Digitas Boston	2004 2003	425,000 412,500	167,344 176,343		__ —	__ —	60,000 -0-	__ —	9,795 9,540	(9) (10)
Martin F. Reidy President, Modem Media, Inc.	2004	367,260	293,583	(11)	__	__	175,000	__	4,422	(12)
Anne S. Drapeau Executive Vice President and Chief People Officer	2004	256,250	94,752		__	__	50,000	__	4,633	(13)

(1)	Includes (1) parking expense in the amount of $6,000, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Kenny.

(2)	Includes (1) parking expense in the amount of $5,700, (2) insurance premiums in the amount of $840 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Kenny.

(3)	Includes (1) parking expense in the amount of $5,400, (2) insurance premiums in the amount of $840 with respect to a term life insurance policy and (3) matching contributions in the amount of $2,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Kenny.

(4)	Includes (1) parking expense in the amount of $2,860, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy, (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Ms. Lang, (4) $36,382 for relocation assistance and (5) $1,000 for GM incentive bonus.

(5)	Mr. Cote resigned from the Company effective April 4, 2005.

(6)	Includes (1) parking expense in the amount of $6,000, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Cote.

(7)	Includes (1) parking expense in the amount of $5,700, (2) insurance premiums in the amount of $840 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Cote.

(8)	Includes (1) parking expense in the amount of $4,500, (2) insurance premiums in the amount of $604 with respect to a term life insurance policy and (3) matching contributions in the amount of $2,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Cote.

(9)	Includes (1) parking expense in the amount of $6,000, (2) insurance premiums in the amount of $720 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Cosinuke.

(10)	Includes (1) parking expense in the amount of $5,700, (2) insurance premiums in the amount of $840 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,000 under the Company’s 401(k) Plan paid by the Company on behalf of Mr. Cosinuke.

(11)	Aggregate amount consists of one bonus in the amount of $150,000 paid in January 2004 and a second bonus in the amount of $143,583 to be paid in April 2005.

(12)	Includes (1) parking expense in the amount of $3,900 and (2) insurance premiums in the amount of $522 with respect to a term life insurance policy paid by the Company on behalf of Mr. Reidy.

(13)	Includes (1) parking expense in the amount of $1,080, (2) insurance premiums in the amount of $478 with respect to a term life insurance policy and (3) matching contributions in the amount of $3,075 under the Company’s 401(k) Plan paid by the Company on behalf of Ms. Drapeau.

Option Grants

The following tables set forth certain information concerning the individual grant of options to purchase Common Stock of the Company to the Named Executive Officers of the Company during 2004.

Options Granted in Last Fiscal Year

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms(1)
Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year	Per share Exercise Price ($)	Expiration Date	5% ($)	10% ($)
David W. Kenny	100,000	3.79%	7.98	7/19/14	501,858	1,271,806
Laura W. Lang	100,000	3.79%	7.98	7/19/14	501,858	1,271,806
Laura W. Lang	50,000	1.90%	8.64	10/31/14	271,682	688,497
Jeffrey J. Cote	75,000	2.84%	7.98	7/19/14	376,393	953,855
Jeffrey J. Cote	50,000	1.90%	8.64	10/31/14	271,682	688,497
Robert L. Cosinuke	60,000	2.28%	7.98	7/19/14	301,115	763,084
Martin F. Reidy	100,000	3.79%	9.20	1/1/14	578,583	1,466,243
Martin F. Reidy	75,000	2.84%	8.64	10/31/14	407,524	1,032,745
Anne S. Drapeau	25,000	0.95%	10.30	3/31/14	161,940	410,389
Anne S. Drapeau	25,000	0.95%	8.64	10/31/14	135,841	344,248

(1)	Potential realizable values are based on assumed compound annual appreciation rates specified by the Securities and Exchange Commission. These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. The options will have value only if exercised, and that value will depend on the share price on the exercise date.

Option Exercise and Option Values

The following table sets forth certain information concerning option exercises by the Named Executive Officers of the Company during the year ended December 31, 2004 and the number and value of unvested options to purchase Common Stock of the Company held by the Named Executive Officers who held such options at December 31, 2004.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-end Option Values

Name	Number of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004 ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David W. Kenny	366,666	3,015,956	8,264,981	131,250	64,744,842	358,563
Laura W. Lang	500,000	3,806,898	549,679	206,250	3,281,625	540,313
Jeffrey J. Cote …	73,000	455,967	333,548	290,625	1,541,673	1,170,641
Robert L. Cosinuke	165,000	1,298,307	742,090	107,500	4,887,336	375,794
Martin F. Reidy	0	0	0	175,000	0	103,250
Anne S. Drapeau	20,000	140,000	159,356	60,625	440,147	87,281

(1)	The value of unexercised in-the-money options held at December 31, 2004 represents the total gain which the option holder would realize if he or she exercised all of the in-the-money options held on December 31, 2004, and is determined by multiplying the number of shares of Common Stock underlying the options by the difference between $9.55, which is the closing price per share of our Common Stock on the Nasdaq National Market on December 31, 2004, the last trading day of 2004, and the applicable per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

Compensation Committee Interlocks and Insider Participation

From January 1, 2003 until February 26, 2004, the Compensation Committee consisted of Messrs. Bailar, Healy and Kern. On February 26, 2004, Mr. Healy ceased to be a member of the Compensation Committee in connection with his resignation from the Board of Directors. Ms. McGovern joined the Compensation Committee on May 13, 2004. None of these individuals was at any time during the year, or at any other time, an officer or employee of the Company. No executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has or had any executive officer serving as a member of the Company’s Board of Directors or Compensation Committee.

Employment Agreements with Executive Officers

The Company has entered into employment agreements with each of Messrs. Kenny, Cosinuke, Cote and Reidy and Mmes. Lang and Drapeau. Under the agreements, which are subject to annual review, these executives are entitled to annual base salaries in the following amounts: Mr. Kenny, $562,500, Ms. Lang, $475,000; Mr. Cote, $425,000; Mr. Reidy $425,000; Mr. Cosinuke, $425,000 and and Ms. Drapeau $275,000. In addition, under each employment agreement the executive is eligible to receive an annual bonus based upon his or her individual performance and that of the Company. Each employment agreement has a two-year term which automatically extends for additional one-year terms unless the Company, or the executive, elects not to renew the agreement. Each employment agreement can be terminated during its term by the Company or by the executive. Under the applicable agreement, in the event that the Company terminates the executive’s employment without cause (as defined in the agreement) or if the executive terminates his or her employment because the Company breached certain provisions of his or her employment agreement and failed to cure the breach, Mr. Kenny is eligible to receive two years of base salary, bonus and group health benefits and his unvested stock options will become vested according to the provisions of the applicable stock option plan; Ms. Lang and Messrs. Reidy, Cote and Cosinuke are each eligible to receive one year of base salary, bonus and group health benefits and Ms. Drapeau is eligible to receive only the compensation and benefits provided under the Company’s severance pay policy. If any employment agreement is terminated by the Company for cause, or by the executive without “good reason” (as defined in the agreement), the executive receives his or her base salary through the date of termination and any other bonus payments or benefits in which he or she is vested as of the date of termination. If any termination is due to disability, the executive would receive those same payments and benefits as well as benefits under any long-term disability insurance coverage. If any termination is due to the executive’s death, he or she receives his or her base salary for 90 days thereafter and any other bonus payments or benefits in which he or she is vested as of the date of death.

The employment agreements provide different benefits if, within two years following a corporate change of control (as defined in the agreement), the executive’s employment is terminated, either by the Company without cause or by the executive, due to a material adverse change in his or her duties, status, authority, responsibilities, or compensation, or if his or her principal place of employment immediately prior to the change in control is relocated more than 50 miles from such place of employment. Under such circumstances, all unvested stock options held by the executive will become immediately vested. In addition to the vesting of those stock options, under such circumstances Messrs. Kenny and Cote would receive two years of base salary, two years of bonus and group health benefits; Ms. Lang and Mr. Reidy would receive two years of base salary, one year of bonus and group health benefits, Ms. Drapeau would receive two years of base salary, one year of bonus and group health benefits and Mr. Cosinuke would receive one year of base salary, bonus and group health benefits. Mr. Cote’s employment agreement terminated with his resignation effective April 4, 2005.

Comparison of Stockholder Return

The following performance graph compares the Company’s cumulative total return on its Common Stock since its initial public offering on March 14, 2000 with the total return of the Nasdaq Market Index and a peer group selected by the Company. The following companies selected by the Company comprise a peer group in the Company’s industry: Accenture Ltd., aQuantive, Inc., Interpublic Group of Companies Inc., Omnicom Group Inc., Publicis Groupe S.A., Sapient Corporation, and WPP Group PLC. The comparison assumes the investment of $100 on March 14, 2000 in the Company’s Common Stock and in each of the indices and, in each case, assumes reinvestment of all dividends.

	3/14/00	3/31/00	6/30/00	9/30/00	12/31/00	3/31/01	6/30/01	9/30/01	12/31/01	3/31/02	6/30/02	9/30/02	12/31/02	3/31/03	6/30/03	9/30/03	12/31/03	3/31/04	6/30/04	9/30/04	12/31/04
DIGITAS INC.	100.00	102.08	67.97	73.96	21.10	19.53	18.33	9.59	16.75	22.83	18.95	9.17	14.42	13.46	20.80	30.25	38.83	42.88	45.96	32.21	39.79
PEER GROUP INDEX	100.00	103.29	94.99	76.21	79.51	70.61	67.23	48.53	74.48	80.14	52.55	44.36	49.83	39.82	54.57	58.02	68.86	65.91	65.26	61.70	69.39
NASDAQ MARKET INDEX	100.00	98.83	85.01	78.44	52.71	39.74	46.58	32.35	42.16	39.96	32.05	25.71	29.36	29.51	35.74	39.48	44.23	44.13	45.43	42.17	48.47

Proposal 2— Approval of the 2005 Employee Stock Purchase Plan

The Board of Directors has adopted the Digitas Inc. 2005 Employee Stock Purchase Plan (the “2005 Stock Purchase Plan”), subject to stockholder approval, and has reserved 1,500,000 shares of the Company’s common stock for issuance thereunder. Currently, the Company has in effect its 2000 Employee Stock Purchase Plan (the “2000 Stock Purchase Plan”). The 2000 Stock Purchase Plan, which had 934,769 shares of Digitas common stock remaining available for issuance as of January 1, 2005, has been terminated by the Board of Directors effective June 30, 2005, subject to the condition precedent that the 2005 Stock Purchase Plan is approved by stockholders. Between its adoption in February 2000 and December 31, 2004, 1,265,231 shares of Digitas Common Stock were purchased under the 2000 Stock Purchase Plan. If the 2005 Stock Purchase Plan is approved by stockholders, no additional shares will be issued under the 2000 Stock Purchase Plan after June 30, 2005 and all outstanding unexercised options, after giving effect to the purchase period ending on June 30, 2005, will be terminated on June 30, 2005.

Under the 2005 Stock Purchase Plan, eligible employees may authorize the Company to deduct amounts from their pay, which amounts are used to enable the employees to exercise options (each an “Option”) to purchase shares of the Company’s common stock. The purpose of the 2005 Stock Purchase Plan is to provide Company employees with opportunities to purchase Digitas common stock. The 2005 Stock Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

The shares reserved under the 2005 Stock Purchase Plan have a value of $9.70, based on the closing price of Digitas common stock as reported on the NASDAQ National Market on March 17, 2005.

Summary of the 2005 Stock Purchase Plan

The following description of material terms of the 2005 Stock Purchase Plan is intended to be a summary only. This summary is qualified in its entirety by the full text of the 2005 Stock Purchase Plan, which is attached to this proxy statement as Exhibit A.

The 2005 Stock Purchase Plan is administered by the individual or committee designated by the Board of Directors. The 2005 Stock Purchase Plan provides that all employees of the Company and certain of its subsidiaries whose customary employment is for more than 20 hours per week are eligible to participate in the 2005 Stock Purchase Plan, provided, however, that persons who are deemed under Section 423(b) of the Code to own five percent (5%) or more of the Company’s voting stock are excluded from participation. The number of employees potentially eligible to participate in the 2005 Stock Purchase Plan is currently approximately one thousand five hundred (1,500) persons.

The 2005 Stock Purchase Plan provides for four “offering periods” each year, commencing on each January 1, April 1, July 1 and October 1 and continuing through the end of the calendar quarter. The first offering period will commence July 1, 2005. Eligible employees may elect to become participants in the 2005 Stock Purchase Plan by enrolling prior to each quarterly offering period. Shares are purchased through the accumulation of payroll deductions of not less than one percent (1%) nor more than ten percent (10%) of each participant’s compensation. The maximum number of shares of common stock that can be purchased under the 2005 Stock Purchase Plan during any one calendar year is that number having a fair market value of $25,000 on the first day of the offering period pursuant to which the shares are purchased. The number of shares to be purchased is determined by dividing the participant’s balance in the plan account on the last day of the offering period by the purchase price per share for the stock. In response to a change in the accounting rules, the 2005 Stock Purchase Plan does not include the provision contained in the 2000 Stock Purchase Plan that fixes the fair market value at the lower of the stock price on the date of exercise or the date the offering period begins. The purchase price per share will be 85% of the fair market value of the common stock as of the ending date of the quarterly offering period of shares for the participant’s account.

An option granted under the 2005 Stock Purchase Plan is not transferable by the participant except by will or by the laws of descent and distribution. Employees may cease their participation in the offering at any time during the offering period, and participation automatically ceases on termination of employment.

The number of shares that are reserved for issuance under the 2005 Stock Purchase Plan is subject to adjustment for stock splits and similar events. The proceeds received by the Company from exercise under the 2005 Stock Purchase Plan will be used for the general purposes of the Company. Shares issued under the 2005 Stock Purchase Plan may be from authorized but unissued shares or shares reacquired by the Company and held in its treasury, or any other proper source.

The 2005 Stock Purchase Plan shall remain in full force and effect until suspended or discontinued by the Board of Directors. The Board of Directors may amend or revise the 2005 Stock Purchase Plan at any time and for any purposes permitted by law, and may terminate the 2005 Stock Purchase Plan at any time. Any amendment to the 2005 Stock Purchase Plan that increases the number of shares available under the 2005 Stock Purchase Plan and certain other amendments must be approved by stockholders.

The 2005 Stock Purchase Plan will become effective on July 1, 2005 provided that it is approved by the Company’s stockholders prior to such date.

Federal Income Tax Considerations under the 2005 Stock Purchase Plan

Each of the 2005 Stock Purchase Plan and the 2000 Stock Purchase Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423(b) of the Code, which provides that an employee participating in the plan is not required to pay any federal income tax when joining the 2005 Stock Purchase Plan or when purchasing the shares of common stock at the end of an offering. The employee is, however, required to pay federal income tax on the difference, if any, between the price at which he or she sells the shares and the price he or she paid for them.

The following is a summary of the federal income tax consequences resulting from acquiring stock under the 2005 Stock Purchase Plan:

If shares acquired under the 2005 Stock Purchase Plan are sold more than two years after the first day of the purchase period pursuant to which the shares were purchased, no taxable income results if the proceeds of the sale are equal to or less than the price paid for the shares. If the proceeds of the sale are higher than the purchase price, the employee will recognize ordinary income for the year in which the sale occurs equal to the lesser of (a) fifteen percent (15%) of the fair market value of the common stock on the first day of the purchase period pursuant to which the shares were purchased or (b) the excess of the amount actually received for the shares over the amount paid. In addition, the employee may recognize long-term capital gain or loss in an amount equal to the difference between the proceeds of the sale and the employee’s basis in the shares (i.e., the employee’s purchase price plus the amount taxed to the employee as ordinary income). The employee will receive long-term capital gain or loss treatment if he or she has held the shares for at least twelve (12) months. No deduction is allowed to the Company.

If shares acquired under the 2005 Stock Purchase Plan are sold within two (2) years of the first day of the purchase period pursuant to which the shares were purchased, the employee will recognize ordinary income equal to the difference between the fair market value of the shares on the exercise date and the employee’s purchase price. This amount is reportable as ordinary income even if no profit was realized on the sale of shares or the shares were sold at a loss. Long-term or short-term (depending on the holding period for the shares) capital gain or loss will be recognized in an amount equal to the difference between the proceeds of sale and the employee’s basis in the shares. The amount reportable as ordinary income from a sale made within two years of the first day of the purchase period pursuant to which the shares were purchased will generally be allowed as a tax deduction to the Company.

2005 Stock Purchase Plan Benefits

The benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2005 Stock Purchase Plan are not determinable.

Vote Required For Approval

The 2005 Stock Purchase Plan will not take effect unless it is approved by the affirmative vote of a majority of the votes cast by the holders of the shares of common stock represented and entitled to vote at the Annual Meeting provided that a quorum is present. Consistent with applicable law, the Company intends to count abstentions and broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, and abstentions will also count in determining total votes cast. Abstentions and any shares not voted (whether by broker non-vote or otherwise) will have no impact on the proposal for approval of the 2005 Stock Purchase Plan, except to the extent that the failure to vote results in less than 50% in interest of all securities represented entitled to vote actually casting votes.

Recommendation

The Board of Directors recommends a vote FOR the approval and adoption of the 2005 Stock Purchase Plan.

Proposal 3— Ratification of Ernst & Young LLP as Independent Auditors of the Company

The Board of Directors has appointed the firm Ernst & Young LLP, independent auditors for the Company during fiscal years ending December 31, 2002, December 31, 2003 and December 31, 2004, to serve in the same capacity for the fiscal year ending December 31, 2005, and is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Vote Required for Approval

To ratify Ernst & Young LLP as independent auditors of the Company a majority of the votes cast by the holders of the shares of common stock represented and entitled to vote at the Annual Meeting must approve provided that a quorum is present. Consistent with applicable law, the Company intends to count abstentions and broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, and abstentions will also count in determining total votes cast. Abstentions and any shares not voted (whether by broker non-vote or otherwise) will have no impact on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors, except to the extent that the failure to vote results in less than 50% in interest of all securities entitled to vote actually casting votes.

Recommendation

The Board of Directors recommends that the stockholders vote FOR the ratification of Ernst & Young LLP as independent auditors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (“SEC”) and The Nasdaq Stock Market, Inc. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Except as described below, based solely on the Company’s review of the copies of such forms received by the Company, or written representations from certain Section 16 persons that no Section 16(a) reports were required for such persons, the Company believes that during 2004, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

Michael E. Bronner inadvertently filed one late report regarding his February 6, 2004 disposition of shares of common stock of the Company and one late report regarding the April 5, 2004 disposition of shares of common stock held in trust for the benefit of his minor children. His disposition of shares was reported on a Form 4 filed on February 10, 2004 and the disposition of the shares of the trust was reported on a Form 4 and filed on April 14, 2004.

OTHER MATTERS

Expenses of Solicitation

Cost of Soliciting Proxies

The Company has retained InvestorCom, Inc. to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement for reasonable out-of-pocket expenses. The Company will also bear the cost of making solicitations from its stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail or in person by directors, officers, or employees of the Company and its subsidiaries.

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

Copies of Annual Report on Form 10-K

Upon request, Digitas will provide a free copy of its 2004 Annual Report on Form 10-K for the fiscal year ended December 31, 2004 to any stockholder of record. If you would like a copy, please call (617) 867-1988 or write to Investor Relations, Digitas Inc., 800 Boylston Street, Boston, Massachusetts 02199. Copies of exhibits to the 2004 Annual Report on Form 10-K will be available at a price of $.10 per page.

Submission of Stockholder Proposals for 2006 Annual Meeting

Stockholder proposals intended to be presented at the Company’s 2006 annual meeting of stockholders must be received by the Company on or before December 6, 2005 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. Any proposal submitted after that date will be untimely. These proposals must also comply with the rules of the Securities and Exchange Commission governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy and should be mailed to: Secretary/General Counsel, Digitas Inc., 800 Boylston Street, Boston, Massachusetts 02199.

The Company’s Bylaws provide that any stockholder of record wishing to have a stockholder proposal that is not included in the Company’s proxy statement considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation (as set forth in the Bylaws and, to the extent applicable, the Nominating Committee Charter) to the Company’s Secretary at its principal executive office not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled for a date that is more than 30 days before or more than 60 days after such anniversary date, the stockholder must provide written notice not earlier than the close of business on the 120th day prior to the scheduled date of the annual meeting and not later than the later of (i) the 90th day prior to the scheduled date of the annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company. Proxies solicited by the Board of Directors will confer discretionary voting authority on the proxy holders with respect to these proposals, subject to rules of the Securities and Exchange Commission governing the exercise of this authority.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE YOUR PROXY IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 MIDNIGHT BOSTON TIME ON MAY 11, 2005. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY COMPLETED YOUR PROXY.

EXHIBIT A

DIGITAS INC.

2005 Employee Stock Purchase Plan

1.  Purpose.    The purpose of the Digitas Inc. 2005 Employee Stock Purchase Plan (the “Plan”) is to provide eligible employees of Digitas Inc. (the “Company”) or a Designated Subsidiary (as defined in Section 11) with opportunities to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). 1,500,000 shares of Common Stock in the aggregate have been approved and reserved for this purpose. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted in accordance with that intent.

2.  Administration.    The Plan will be administered by the person or persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. The Administrator has the authority to make rules and regulations for the administration of the Plan, in its sole discretion, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

3.  Offerings.    The Company will make one or more offerings to Eligible Employees (as defined below) to purchase Common Stock under the Plan (“Offerings”). Unless otherwise determined by the Administrator, the initial Offering will begin on the Effective Date and will end on the following September 30 (the “Initial Offering”). Thereafter, unless otherwise determined by the Administrator, an Offering will begin on the first business day occurring on or after the first day of each calendar quarter (October 1, January 1, April 1, July 1) and will end on the last business day occurring on or before the end of each calendar quarter (December 31, March 31, June 30, September 30, respectively). The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed 12 months in duration or overlap any other Offering.

4.  Eligibility.    Each individual classified as an employee (within the meaning of Section 3401(c) of the Code and the regulations thereunder) by the Company or a Designated Subsidiary on the Company’s or the Designated Subsidiary’s payroll records during the relevant participation period (each an “Eligible Employee”) is eligible to participate in any one or more of the Offerings under the Plan, provided that as of the first day of the applicable Offering (the “Offering Date”) he or she is customarily employed by the Company or a Designated Subsidiary for more than 20 hours a week.

5.  Participation.

(a)  Participants in Subsequent Offerings.    Any Eligible Employee who is not a Participant may elect to become a Participant by submitting an enrollment form to the designated representative of the Company’s human resources department at least one (1) week before the Offering Date (or such other deadline as shall be established by the Administrator for the Offering). The form will (i) state a whole percentage at a minimum of one percent (1%) and a maximum of ten percent (10%) to be deducted from his Compensation (as defined in Section 11) per pay period, (ii) authorize the purchase of Common Stock for him in each Offering in accordance with the terms of the Plan and (iii) specify the exact name or names in which shares of Common Stock purchased for him are to be issued pursuant to Section 10. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Offering. No interest will accrue or be paid on payroll deductions. An employee who does not enroll in accordance with these procedures will be deemed to have waived his right to participate.

(b)  Except as provided elsewhere in the Plan, a Participant’s election to participate in the Plan and payroll deduction election shall continue in effect until the Participant withdraws from the Plan or terminates employment.

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(c)  All Participants shall have the same rights and privileges under the Plan, except for differences that may be mandated by local law and that are consistent with Code Section 423(b)(5).

(d)  In accordance with Section 423(b)(8) of the Code, the Committee may reduce a Participant’s payroll deductions, but not below zero percent (0%), at any time during an Offering.

6.  Deduction Changes.    Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his payroll deduction during any Offering, but may increase or decrease his payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least one (1) week before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting an employee to increase, decrease or terminate his payroll deduction during an Offering.

7.  Withdrawal.    A Participant may withdraw from participation in the Plan by delivering a written notice of withdrawal to the designated representative of the Company’s human resources departments. The Participant’s withdrawal will be effective as of the next business day. Following a Participant’s withdrawal, the Company will promptly refund to him his entire account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). Partial withdrawals are not permitted. The employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 5.

8.  Grant of Options.    On each Offering Date, the Company will grant to each Participant an option (“Option”) to purchase on the last day of such Offering (the “Exercise Date”), at the Option Price hereinafter provided for, (a) a number of shares of Common Stock determined by the Administrator in advance of an Offering by dividing such employee’s accumulated payroll deductions on such Exercise Date by the Applicable Percentage (as defined in Section 11) of the Fair Market Value of the Common Stock on the Exercise Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each employee’s Option shall be exercisable only to the extent of such employee’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) will be the Applicable Percentage of the Fair Market Value of the Common Stock on the Exercise Date.

Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary (as defined in Section 11). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parents and Subsidiaries, to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined on the option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted.

9.  Exercise of Option and Purchase of Shares.    Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering will be refunded to the employee promptly.

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10.  Issuance of Certificates.    Certificates representing shares of Common Stock purchased under the Plan may be issued only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker authorized by the employee to be his, or their, nominee for such purpose.

11.  Definitions.

(a) The term “Applicable Percentage” means 85% (or such higher percentage as may be determined by the Administrator in advance of an Offering).

(b) The term “Compensation” means the amount of base pay prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code, but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

(c) The term “Designated Subsidiary” means any present or future Subsidiary (as defined below) that has been designated by the Board to participate in the Plan. The Board may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by stockholders.

(d) The term “Effective Date” means July 1, 2005.

(e) The term “Fair Market Value of the Common Stock” on any given date means the fair market value of the Common Stock determined in good faith by the Administrator; provided, however, that if the Common Stock is traded on The NASDAQ National Market System or a national securities exchange, the Fair Market Value of the Common Stock will equal the closing sales price as reported on the principal exchange or market for the Common Stock on such date. If there is no trading on such date, the determination shall be made by reference to the last date preceding such date for which there was trading.

(f) The term “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

(g) The term “Participant” means an Eligible Employee who has complied with the provisions of Section 5.

(h) The term “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code.

12.  Rights on Termination of Employment.    If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the employee and the balance in his account will be paid to him or, in the case of his death, to his designated beneficiary as if he had withdrawn from the Plan under Section 7. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him, having been a Designated Subsidiary, ceases to be a Designated Subsidiary or ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary. An employee will not be deemed to have terminated employment, for this purpose, if the employee is on an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract (including under the policy pursuant to which the leave of absence was granted) or if the Administrator otherwise provides in writing.

13.  Special Rules.    Notwithstanding anything herein to the contrary, the Administrator may adopt special rules applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such

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Designated Subsidiary has employees; provided that such rules are consistent with the requirements of Section 423(b) of the Code. Such special rules may include (by way of example, but not by way of limitation) the establishment of a method for employees of a given Designated Subsidiary to fund the purchase of shares other than by payroll deduction, if the payroll deduction method is prohibited by local law or is otherwise impracticable. Any special rules established pursuant to this Section 13 shall, to the extent possible, result in the employees subject to such rules having substantially the same rights as other Participants in the Plan.

14.  Optionees Not Stockholders.    Neither the granting of an Option to an employee nor the deductions from his pay shall constitute such employee a holder of the shares of Common Stock covered by an Option under the Plan until such shares have been purchased by and issued to him.

15.  Rights Not Transferable.    Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee’s lifetime only by the employee.

16.  Application of Funds.    All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.  Adjustment in Case of Changes Affecting Common Stock.    In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 8, shall be increased proportionately, and such other adjustment shall be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Administrator to give proper effect to such event.

18.  Amendment of the Plan.    The Board may at any time, and from time to time, amend the Plan in any respect, except that without the approval, within 12 months of such Board action, by the stockholders, no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

19.  Insufficient Shares.    If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Common Stock on such Exercise Date.

20.  Termination of the Plan.    The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded.

21.  Governmental Regulations.    The Company’s obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

The Plan shall be governed by Delaware law except to the extent that such law is preempted by federal law.

22.  Issuance of Shares.    Shares may be issued upon exercise of an Option from authorized but unissued Common Stock, from shares held in the treasury of the Company, or from any other proper source.

23.  Tax Withholding.    Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

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24.  Notification Upon Sale of Shares.    Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased.

25.  Effective Date and Approval of Shareholders.    The Plan was adopted by the Board of Directors on February 22, 2005 and shall take effect on the Effective Date, subject to approval, in accordance with applicable state law, by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present.

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DIGITAS INC.

800 Boylston Street

Boston, Massachusetts 02199

Proxy for the 2005 Annual Meeting of Stockholders

May 12, 2005

This Proxy is Solicited on Behalf of the Board of Directors of Digitas Inc.

The undersigned acknowledge(s) receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2005, and hereby constitutes and appoints David W, Kenny and Ernest W. Cloutier (the “Proxies”) and each of them as Proxies of the undersigned, each with the power to appoint his substitute and to act alone, and authorizes each of them acting singly, to represent and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Digitas Inc. (the “Company”) held of record by the undersigned on March 17, 2005, at the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 12, 2005 at 10:30 a.m., local time, and at any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are indicated, this proxy will be voted (i) “FOR” the election of the nominees set forth in Proposal 1, (ii) “FOR” the approval of the adoption of the 2005 Employee Stock Purchase Plan under Proposal 2 and (iii) “FOR” the ratification of Ernst & Young LLP as independent auditors under Proposal 3. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations may vote this proxy in one of the following ways: (1) call the toll-free telephone number 1-800-PROXIES and follow the instructions; (2) go to the website address www.voteproxy.com and follow the on-screen instructions to vote over the Internet; or (3) mark, sign, date and promptly return this proxy in the postage-paid envelope provided.

The Board of Directors Recommends a Vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3 Appearing on the Reverse Side hereof.

(The Board of Directors recommends a vote FOR the nominees for director.)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

NOMINEES:

` FOR ALL NOMINEES

o Arthur Kern

o Gail J. McGovern

` WITHHOLD AUTHORITY FOR ALL NOMINEES

` FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: •

2. Adoption of the 2005 Employee Stock Purchase Plan:

` FOR

` AGAINST

` ABSTAIN

3. Selection of Ernst & Young LLP as the Company’s independent auditors for fiscal year ending December 31, 2005:

` FOR

` AGAINST

` ABSTAIN

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. `

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof as to which discretionary authority may be granted.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3. This proxy also confers discretionary authority with respect to any business as may properly come before the meeting or any adjournment or postponement thereof as to which discretionary authority may be granted.

Signature of Stockholder :                     Date:                     Signature of Stockholder:                     Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.